                                                                     Exhibit 5.1

                               December 12, 2001



Solectron Corporation
777 Gibraltar Drive
Milpitas, California 95035

        RE:  Registration Statement on Form S-8

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about December 12, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, the offer and sale of 5,164,184 shares of your Common Stock, par value $0.001 per share, under the C-MAC Industries Inc. ("C-MAC") Stock Option Plan. Such shares of your Common Stock are referred to herein as the "Shares" and such plan is referred to herein as the "Plan". Solectron Corporation assumed this Plan in connection with its acquisition of C-MAC on December 3, 2001. As your counsel in connection with the foregoing transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

        It is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany each grant under the Plan, the Shares will be legally and validly issued, fully paid and non-assessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                         Very truly yours,

                                         /S/ WILSON SONSINI GOODRICH & ROSATI

                                         WILSON, SONSINI, GOODRICH & ROSATI
                                         Professional Corporation